Exhibit 99.5

LOCK-UP LETTER AGREEMENT

January    , 2006

Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith Incorporated

c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036

Dear Sirs and Mesdames:

The undersigned understands that Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Morgans Hotel Group Co., a Delaware corporation (the “Company”), Morgans Hotel Group LLC, a Delaware limited liability company (“MHG”), and Morgans Group LLC, a Delaware limited liability company (the “Operating Company”), providing for the public offering (the “Public Offering”) by the several Underwriters, including Morgan Stanley and Merrill Lynch (the “Underwriters”), of the common stock, $.01 par value per share, of the Company (the “Common Stock”).

To induce the Underwriters that may participate in the Public Offering to participate in the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley and Merrill Lynch on behalf of the Underwriters, the undersigned will not, during the period commencing on the date of the preliminary prospectus relating to the Public Offering that is first printed for use in “road show” meetings and distributed to prospective investors (the “Preliminary Prospectus”) and ending 180 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (such shares of Common Stock and such securities, together the “MHG Co. Securities”), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of MHG Co. Securities, in cash or otherwise.

The foregoing paragraph shall not apply to (a) transactions relating to MHG Co. Securities acquired in open market transactions after the completion of the Public Offering, provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall be required or shall be voluntarily made in connection with subsequent sales of MHG Co. Securities acquired in such open market transactions, (b) transfers of MHG Co. Securities as a bona fide gift, (c) distributions of MHG Co. Securities to holders of ownership interests in the undersigned, or (d) pledges of MHG Co. Securities in favor of Allianz Risk Transfer (“ART”); provided that throughout the duration of this agreement, ART is bound by a lock-up agreement delivered to the Underwriters as a condition to the closing of the Public Offering, to the extent ART continues to have a pledge of MHG Co. Securities.  In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley and Merrill Lynch on behalf of the Underwriters, it will not, during the period commencing on the date of the Preliminary Prospectus and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any MHG Co. Securities.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

If during the last 17 days of the 180-day restricted period the Company issues an earnings release, or prior to the expiration of the 180-day restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions imposed by this agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release.

The undersigned shall not engage in any transaction that may be restricted by this agreement during the 34-day period beginning on the last day of the initial 180-day restricted period unless the undersigned requests and receives prior confirmation from the Company or Morgan Stanley and Merrill Lynch that the restrictions imposed by this agreement have expired.

The undersigned understands that the Company, MHG, the Operating Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions.  Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, MHG, the Operating Company and the Underwriters.  This agreement shall expire and be of no further force and effect if the Public Offering is not completed within four (4) weeks of the date of the Preliminary Prospectus.

Very truly yours,

NORTHSTAR PARTNERSHIP, L.P.

By:	Northstar Capital Investment Corp.,
its general partner

	By:	/s/ Richard J. McCready
Name: Richard J. McCready
Title: President

[LOCK-UP LETTER AGREEMENT]